CNL HOSPITALITY PROPERTIES, INC.
               (formerly known as CNL American Realty Fund, Inc.)

                      Supplement No. 1, dated June 23, 1998
                       to Prospectus, dated April 21, 1998


         This Supplement is part of, and should be read in conjunction with, the Prospectus dated April 21, 1998. This Supplement replaces all prior Supplements to the Prospectus. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed properties for which the Company has received initial commitments is presented as of June 16, 1998, and all references to commitments should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after June 16, 1998, will be reported in a subsequent Supplement.


                                  THE OFFERING

         As of October 15, 1997, the Company had received aggregate subscription proceeds of $2,774,580, which exceeded the minimum offering amount of $2,500,000, and $2,652,330 of the funds, excluding funds from Pennsylvania investors, were released from escrow. As of December 4, 1997, the Company had received aggregate subscription proceeds of $8,253,530, and funds from Pennsylvania investors were released from escrow. As of June 16, 1998, the Company had received total subscription proceeds of $23,043,223 (2,304,322 Shares), including $4,521 (452 Shares) issued pursuant to the Reinvestment Plan, from 1,168 stockholders in connection with this offering. As of June 16, 1998, the Company had approximately $18,700,000 available to invest in Properties following deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees, Organizational and Offering Expenses and Acquisition Fees.

                                    BUSINESS

PROPERTY ACQUISITIONS

         As of June 16, 1998, the Company had not acquired any Properties.

PENDING INVESTMENTS

         As of June 16, 1998, the Company had initial commitments to acquire five hotel properties. The acquisition of each of these properties is subject to the fulfillment of certain conditions, including, but not limited to, a satisfactory environmental survey and property appraisal. In order to acquire these properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or debt financing. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by the Company. If acquired, the leases of all five of these properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled "Business - Description of Property Leases."

         Set forth below are summarized terms expected to apply to the leases for each of the properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.



                       Estimated Purchase        Lease Term and          Minimum Annual        Percentage       Option to
Property                       Price            Renewal Options               Rent                Rent          Purchase
--------               ------------------       ---------------          --------------        ----------       ---------
Residence Inn by          $15.6 million      15 years; four five-    10.50% of the                 (1)             None
Marriott Buckhead                            year renewal options    Company's total cost to
(Lenox Park)                                                         purchase the property;
Atlanta, GA                                                          increases to 10.75%
Existing hotel                                                       after the first lease year
(the  "Buckhead                                                      and after every year
(Lenox Park)                                                         thereafter during the
Property ")                                                          lease term

Residence Inn by          $11.4 million      15 years; four five-    10.50% of the                 (1)             None
Marriott Gwinnett                            year renewal options    Company's total cost to
Duluth, GA                                                           purchase the property;
Existing hotel                                                       increases to 10.75%
(the  "Gwinnett                                                      after the first lease year
Property ")                                                          and after every year
                                                                     thereafter during the
                                                                     lease term

Courtyard by                   (2)           15 years; two ten-year  10% of the Company's          (3)             None
Marriott                                     renewal options         total cost to purchase the
Orlando, FL                                                          properties
(the "Courtyard
Little Lake Bryan
Property")
Hotel to be                    (2)           15 years; two ten-year  10% of the Company's          (3)             None
constructed                                  renewal options         total cost to purchase the
                                                                     properties

Fairfield Inn by               (2)           15 years; two ten-year  10% of the Company's          (3)             None
Marriott                                     renewal options         total cost to purchase the
Orlando, FL                                                          properties
(the  "Fairfield Inn
Little Lake Bryan
Property")
Hotel to be
constructed

Fairfield Suites by            (2)           15 years; two ten-year  10% of the Company's           (3)            None
Marriott                                     renewal options         total cost to purchase the
Orlando, FL                                                          properties
(the "Fairfield
Suites Little Lake
Bryan Property")
Hotel to be
constructed


------------------------------------

FOOTNOTES:

(1) Percentage rent for the Buckhead (Lenox Park) and Gwinnett Properties shall equal 15% of the aggregate amount of all revenues exceeding a to be agreed upon threshold.

(2) The anticipated aggregate purchase price for the Courtyard Little Lake Bryan, Fairfield Inn Little Lake Bryan and Fairfield Suites Little Lake Bryan Properties is between $90 million and $100 million.

(3) Percentage rent for the Courtyard Little Lake Bryan, Fairfield Inn Little Lake Bryan and Fairfield Suites Little Lake Bryan Properties which commences in the third lease year, shall equal seven percent of revenue in excess of revenues for the second lease year.

                             SELECTED FINANCIAL DATA

         The following table sets forth certain financial information for the Company, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included in Exhibit B.

                                                           Quarter Ended                     Year Ended
                                                  March 31, 1998   March 31, 1997            December 31
                                                   (Unaudited)      (Unaudited)         1997 (1)    1996 (2)
                                                 ---------------  ---------------   ------------   ---------
    Revenues                                         $   139,153     $        -      $    46,071    $     -
    Net earnings                                          47,308              -           22,852          -
    Cash distributions declared                          101,356              -           29,776          -
    Funds from operations (3)                             47,308              -           22,852          -
    Earnings per Share                                      0.03              -             0.03          -
    Cash distributions declared per Share                  0.075              -             0.05          -
    Weighted average number of Shares outstanding (4)  1,474,288              -          686,063          -


                                                  March 31, 1998   March 31, 1997   December 31, December 31,
                                                   (Unaudited)      (Unaudited)       1997           1996
                                                  --------------   --------------   ------------ ------------

    Total assets                                     $15,835,315     $639,647       $9,443,476     $598,190
    Total stockholders' equity                        15,490,465      200,000        9,233,917      200,000


(1) No operations commenced until the Company received minimum offering proceeds and funds were released from escrow on October 15, 1997.

(2) Selected financial data for 1996 represents the period June 12, 1996 (date of inception) through December 31, 1996.

(3) Funds from operations ( "FFO "), based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ( "NAREIT ") and as used herein, means net earnings determined in accordance with generally accepted accounting principles ( "GAAP "), excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income- producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net earnings), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net earnings determined in accordance with GAAP as an indication of the Company's operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Company's ability to make distributions. Accordingly, the Company believes that in order to facilitate a clear understanding of the historical operating results of the Company, FFO should be considered in conjunction with the Company's net earnings and cash flows as reported in the accompanying financial statements and notes thereto.

(4) The weighted average number of Shares outstanding is based upon the period the Company was operational.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION OF THE COMPANY

         The Company has not yet acquired any Properties and has no significant operating history. Since leases generally will be entered into on a "triple-net" basis, the Company does not expect, although it has the right, to maintain a reserve for operating expenses. The Company's Properties, Mortgage Loans and Secured Equipment Leases will not be readily marketable and their value may be affected by general market conditions. Nevertheless, management believes that capital and revenues of the Company will be sufficient to fund the Company's anticipated investments, proposed operations, and cash Distributions to the stockholders.

LIQUIDITY AND CAPITAL RESOURCES

         Effective July 9, 1997, the Company commenced its offering of Shares of common stock. As of March 31, 1998, the Company had received aggregate subscription proceeds of $18,398,853 (1,839,885 Shares) from the offering, including $4,521 (452 Shares) through the Company's Reinvestment Plan.

         As of March 31, 1998, net proceeds to the Company from its offering of Shares and capital contributions from the Advisor, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Organizational and Offering Expenses totalled approximately $15,531,000. The Company has incurred approximately $861,000 in Acquisition Fees and Acquisition Expenses, leaving approximately $14,670,000 in Net Offering Proceeds available for investment in Properties and Mortgage Loans.

         As of June 16, 1998, the Company had received subscription proceeds (excluding capital contributions from the Advisor) of $23,043,223 (2,304,322 Shares) from its offering of Shares. As of June 16, 1998, net proceeds to the Company from its offering of Shares and capital contributions from the Advisor, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Organizational and Offering Expenses totalled approximately $19,800,000. The Company has incurred approximately $1,070,000 in Acquisition Fees and Acquisition Expenses, leaving approximately $18,700,000 in Net Offering Proceeds available for investment in Properties and Mortgage Loans.

         The Company is presently negotiating to acquire Properties, but as of June 16, 1998, the Company had not acquired any Properties or entered into any Mortgage Loans. As of June 16, 1998, the Company had initial commitments to acquire five hotel Properties.

         The Company will use Net Offering Proceeds from this offering to purchase Properties and to invest in Mortgage Loans. See the section of the Prospectus entitled "Investment Objectives and Policies." In addition, the Company intends to borrow money to acquire Assets and to pay certain related fees. The Company intends to encumber Assets in connection with such borrowing. The Company plans to obtain a revolving Line of Credit in an amount up to $45,000,000, and may, in addition, also obtain Permanent Financing. The Line of Credit may be repaid with offering proceeds, working capital or Permanent Financing. Although the Board of Directors anticipates that the Line of Credit will be in the amount up to $45,000,000 and that the aggregate amount of any Permanent Financing will not exceed 30% of the Company's total assets, the maximum amount the Company may borrow, absent a satisfactory showing that a higher level of borrowing is appropriate as approved by a majority of the Independent Directors, is 300% of the Company's Net Assets.

         The Company has received a Commitment from a bank for an initial $30,000,000 revolving line of credit to be used by the Company to acquire or construct hotel Properties. The Commitment provides that the term of the line of credit shall be five years with an annual review to be performed by the bank to indicate that there has been no substantial deterioration, in the bank's reasonable opinion, of the credit quality, and each loan made under the line will be payable interest only, monthly, for a period not to exceed five years. Advances under the line of credit will bear interest at competitive rates. Each loan made under the line of credit will be secured by the assignment of rents and leases. In addition, the Commitment provides that the Company will not be able to further encumber the applicable hotel Property during the term of the loan without the bank's consent. As of June 16, 1998, the $30,000,000 line of credit closing had not occurred. The Company anticipates executing the documents relating to the $30,000,000 line of credit in the second quarter of 1998, although there is no assurance that the Company will obtain such line of credit. The Company has not yet received a commitment for any Permanent Financing and there is no assurance that the Company will obtain any Permanent Financing on satisfactory terms.

         Properties will be leased on a long-term, triple-net basis, meaning that tenants are generally required to pay all repairs and maintenance, property taxes, insurance and utilities. Rental payments under the leases are expected to exceed the Company's operating expenses. For these reasons, no short-term or long-term liquidity problems associated with operating the Properties are currently anticipated by management.

         Until Properties are acquired, or Mortgage Loans are entered into, Net Offering Proceeds are held in short-term, highly liquid investments which management believes to have appropriate safety of principal. This investment strategy provides high liquidity in order to facilitate the Company's use of these funds to acquire Properties at such time as Properties suitable for acquisition are located or to fund Mortgage Loans. At March 31, 1998, the Company had $14,945,934 invested in such short-term investments (including certificates of deposit totalling $1,500,000) as compared to $8,869,838 at December 31, 1997. The increase in the amount invested in short-term investments reflects subscription proceeds derived from the sale of shares during the quarter ended March 31, 1998. These funds will be used primarily to purchase and develop or renovate Properties, to make Mortgage Loans, to pay Organizational and Offering Expenses and Acquisition Expenses, to pay Distributions to stockholders, to pay other Company expenses and, in management's discretion, to create cash reserves.

         During the quarters ended March 31, 1998 and 1997, Affiliates of the Company incurred on behalf of the Company $107,367 and $41,491, respectively, for certain Organizational and Offering Expenses. In addition, during the quarter ended March 31, 1998, Affiliates of the Company incurred on behalf of the Company $6,685 for certain Acquisition Expenses and $24,304 for certain Operating Expenses. As of March 31, 1998, the Company owed the Advisor $121,882 for such amounts, unpaid fees and administrative expenses. The Advisor has agreed to pay or reimburse to the Company all Organizational and Offering Expenses in excess of three percent of Gross Proceeds.

         During the quarter ended March 31, 1998, the Company generated cash from operations (which includes interest received less cash paid for operating expenses) of $67,118. Based on current and anticipated future cash from operations the Company declared Distributions to its stockholders of $101,356 during the quarter ended March 31, 1998. No Distributions were paid or declared for the quarter ended March 31, 1997 because operations had not commenced. On April 1, May 1 and June 1, 1998, the Company declared Distributions to its stockholders totalling $46,668, $52,804 and $56,365, respectively, ($0.025 per share) payable in June 1998. For the quarter ended March 31, 1998, 100 percent of the Distributions received by stockholders were considered to be ordinary income for federal income tax purposes. No amounts distributed or to be distributed to the stockholders as of June 16, 1998, were required to be or have been treated by the Company as a return of capital for purposes of calculating the Stockholders' Return on their Invested Capital.

         Due to anticipated low operating expenses, rental income expected to be obtained from Properties after they are acquired, the fact that the Line of Credit and Permanent Financing have not been obtained and that the Company has not entered into Mortgage Loans or Secured Equipment Leases, management does not believe that working capital reserves will be necessary at this time. Management has the right to cause the Company to maintain reserves if, in their discretion, they determine such reserves are required to meet the Company's working capital needs.

         Management is not aware of any material trends, favorable or unfavorable, in either capital resources or the outlook for long-term cash generation, nor does management expect any material changes in the availability and relative cost of such capital resources, other than as referred to in the Prospectus.

         Management expects that the cash to be generated from operations will be adequate to pay operating expenses and to make distributions to stockholders.

RESULTS OF OPERATIONS

         No operations commenced until the Company received the minimum offering proceeds of $2,500,000 on October 15, 1997. As of June 16, 1998, the Company had not yet acquired any Properties nor entered into any Mortgage Loans.

         During the quarter ended March 31, 1998, the Company earned $139,153 in interest income from investments in money market accounts and certificates of deposit. Interest income is expected to increase as the Company invests subscription proceeds received in the future in highly liquid investments pending investment in Properties and Mortgage Loans. However, as Net Offering Proceeds are invested in Properties and used to make Mortgage Loans, the percentage of the Company's total revenues from interest income from investments in money market accounts or other short term, highly liquid investments is expected to decrease.

         Operating expenses, including amortization expense, were $91,845 for the quarter ended March 31, 1998. Operating expenses, including amortization expense, represent only a portion of operating expenses which the Company is expected to incur during a full year in which the Company owns Properties. The dollar amount of operating expenses is expected to increase as the Company acquires Properties and invests in Mortgage Loans. However, general and administrative expenses as a percentage of total revenues is expected to decrease as the Company acquires Properties and invests in Mortgage Loans.

         Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement requires the reporting of net earnings and all other changes to equity during the period, except those resulting from investments by owners and distributions to owners, in a separate statement that begins with net earnings. Currently, the Company's only component of comprehensive income is net earnings.


                             MANAGEMENT COMPENSATION

FEES AND EXPENSES PAID TO THE
ADVISOR AND ITS AFFILIATES

         Selling Commissions and Marketing Support and Due Diligence Expense Reimbursement Fee. In connection with the formation of the Company and the offering of the Shares, the Managing Dealer will receive Selling Commissions of 7.5% (a maximum of $12,375,000 if 16,500,000 Shares are sold), and a marketing support and due diligence expense reimbursement fee of 0.5% (a maximum of $825,000 if 16,500,000 Shares are sold), of the total amount raised from the sale of Shares, computed at $10.00 per Share sold ("Gross Proceeds"). The Managing Dealer in turn may reallow Selling Commissions of up to 7% on Shares sold, and all or a portion of the 0.5% marketing support and due diligence expense reimbursement fee to certain Soliciting Dealers, who are not Affiliates of the Company. As of June 16, 1998, the Company had incurred $1,728,242 for Selling Commissions due to the Managing Dealer, a substantial portion of which has been paid as commissions to other Soliciting Dealers. In addition, as of June 16, 1998, the Company had incurred $115,216 in marketing support and due diligence expense reimbursement fees due to the Managing Dealer. A portion of these fees has been reallowed to other Soliciting Dealers, and all due diligence expenses will be paid from such fees.

         Soliciting Dealer Servicing Fee. The Company will incur a Soliciting Dealer Servicing Fee in the amount of .20% of Invested Capital (a maximum of $330,000 if 16,500,000 Shares are sold). The Soliciting Dealer Servicing Fee will be payable on December 31 of each year, commencing on December 31 of the year following the year in which the related offering terminates, and generally will be payable to the Managing Dealer, which in turn may reallow all or a portion of such fee to Soliciting Dealers whose clients held Shares on such date. As of June 16, 1998, no such fees had been incurred by the Company.

         Acquisition Fees. The Advisor is entitled to receive acquisition fees for services in identifying the Properties and structuring the terms of the acquisition and leases of the Properties equal to 4.5% of Total Proceeds, payable by the Company as Acquisition Fees. As of June 16, 1998, the Company had incurred $1,036,945 in such acquisition fees payable to the Advisor.

         Other Acquisition Fees to Affiliates of the Advisor. In connection with the financing, development, construction or renovation of a Property by Affiliates, the Company will incur other acquisition fees, payable to Affiliates of the Advisor as Acquisition Fees. Such fees are in addition to 4.5% of Total Proceeds payable to the Advisor as Acquisition Fees, and payment of such fees will be subject to approval by the Board of Directors, including a majority of the Independent Directors, not otherwise interested in the transaction. As of June 16, 1998, no such fees had been incurred by the Company.

         Asset Management Fee. For managing the Properties, the Advisor will be entitled to receive a monthly Asset Management Fee of one-twelfth of .60% of the Company's Real Estate Asset Value (generally, the total amount invested in the Properties, exclusive of Acquisition Fees and Acquisition Expenses) and the outstanding principal amount of the Mortgage Loans as of the end of the preceding month. As of June 16, 1998, no such fees had been incurred by the Company.

         Secured Equipment Lease Servicing Fee. For negotiating Secured Equipment Leases and supervising the Secured Equipment Lease program, the Advisor will be entitled to receive from the Company a one-time Secured Equipment Lease Servicing Fee of 2% of the purchase price of the Equipment that is the subject of a Secured Equipment Lease. As of June 16, 1998, no such fees had been incurred by the Company.

         Real Estate Disposition Fee. Prior to Listing, the Advisor may receive a real estate disposition fee of 3% of the gross sales price of one or more Properties for providing substantial services in connection with the Sale, which will be deferred and subordinated until the stockholders have received Distributions equal to the sum of 100% of the stockholders' aggregate Invested Capital plus an aggregate, annual, cumulative, noncompounded 8% return on their Invested Capital (the "Stockholders' 8% Return"). Upon Listing, if the Advisor has accrued but not been paid such real estate disposition fee, then for purposes of determining whether the subordination conditions have been satisfied, stockholders will be deemed to have received a Distribution in an amount equal to the product of the total number of Shares outstanding and the average closing prices of the Shares over a period, beginning 180 days after Listing, of 30 days during which the Shares are traded. As of June 16, 1998, no such fees had been incurred by the Company.

         Subordinated Share of Net Sales Proceeds. A subordinated share of Net Sales Proceeds will be paid to the Advisor upon the Sale of one or more assets of the Company in an amount equal to 10% of Net Sales Proceeds. This amount will be subordinated and paid only after the stockholders have received Distributions equal to the sum of 100% of the stockholders' aggregate Invested Capital, plus the Stockholders' 8% Return. As of June 16, 1998, no such amounts had been incurred by the Company.

         Administrative and Other Expenses. The Advisor provides accounting and administrative services (including accounting and administrative services in connection with the Offering of Shares) to the Company on a day-to-day basis. During the quarter ended March 31, 1998, the Company had incurred $89,000 of such costs that are included in stock issuance costs and $40,650 of such costs that are included in general and administrative expenses.

         Reimbursement of Out-of-Pocket Expenses. The Advisor and its Affiliates are entitled to receive reimbursement, at cost, for expenses they incur for
Organizational and Offering Expenses, Acquisition Expenses and Operating Expenses. During the quarter ended March 31, 1998, the Advisor and its Affiliates incurred $107,367, $6,685 and $24,304 on behalf of the Company for Organizational and Offering Expenses, Acquisition Expenses and Operating Expenses, respectively.

                               DISTRIBUTION POLICY

DISTRIBUTIONS

         The Company intends to make regular Distributions to stockholders. The payment of Distributions commenced in December 1997. Distributions will be made to those stockholders who are stockholders as of the record date selected by the Directors. Distributions will be declared monthly during the offering period, declared monthly during any subsequent offering, paid on a quarterly basis during an offering period, and declared and paid quarterly thereafter. The Company is required to distribute annually at least 95% of its real estate investment trust taxable income to maintain its objective of qualifying as a REIT. Generally, income distributed will not be taxable to the Company under federal income tax laws if the Company complies with the provisions relating to qualification as a REIT. If the cash available to the Company is insufficient to pay such Distributions, the Company may obtain the necessary funds by borrowing, issuing new securities, or selling assets. These methods of obtaining funds could affect future Distributions by increasing operating costs. To the extent that Distributions to stockholders exceed earnings and profits, such amounts constitute a return capital for federal income tax purposes, although such Distributions may not reduce stockholders' aggregate Invested Capital.
Distributions in kind shall not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of the Articles of Incorporation; or distributions of in-kind property as long as the Directors (i) advise each stockholder of the risks associated with direct ownership of the property; (ii) offer each stockholder the election of receiving in-kind property distributions; and (iii) distribute in-kind property only to those stockholders who accept the Directors' offer.

         For the period October 15, 1997 (the date operations of the Company commenced) through December 31, 1997, the Company declared and paid Distributions totaling $29,776. For the quarter ended March 31, 1998, the Company declared and paid Distributions totalling $101,356. All of such amounts were characterized as ordinary income for federal income tax purposes. Due to the fact that the Company had not yet acquired any Properties and was still in the offering stage as of March 31, 1998, the characterization of Distributions for federal income tax purposes is not necessarily considered by management to be representative of the characterization of Distributions in future years. In addition, in April, May and June 1998, the Company declared Distributions totalling $46,668, $52,804 and $56,365, respectively, payable in June 1998.

         Distributions will be made at the discretion of the Directors, depending primarily on net cash from operations (which includes cash received from tenants except to the extent that such cash represents a return of principal in regard to the lease of a Property consisting of building only, distributions from joint ventures, and interest income from lessees of Equipment and borrowers under Mortgage Loans, less expenses paid) and the general financial condition of the Company, subject to the obligation of the Directors to cause the Company to qualify and remain qualified as a REIT for federal income tax purposes. The Company intends to increase Distributions in accordance with increases in net cash from operations.


                                 SUMMARY OF THE
                      ARTICLES OF INCORPORATION AND BYLAWS

GENERAL

         At the Company's annual meeting of stockholders held on May 4, 1998, the stockholders approved an amendment to the Company's Amended and Restated Articles of Incorporation proposed by the Board of Directors to change the Company's name. Effective June 3, 1998, the Company changed its name to CNL Hospitality Properties, Inc. The Board of Directors believes that this will provide better name recognition of the Company in the context of its business.

                                   ADDENDUM TO
                                    EXHIBIT B

                              FINANCIAL INFORMATION

                         THE UPDATED UNAUDITED FINANCIAL
                         STATEMENTS OF CNL HOSPITALITY
                         PROPERTIES, INC.CONTAINED IN
                         THIS ADDENDUM SHOULD BE READ IN
                         CONJUNCTION WITH EXHIBIT B TO THE
                         ATTACHED PROSPECTUS, DATED APRIL
                         21, 1998.

                        CNL HOSPITALITY PROPERTIES, INC.
               (formerly known as CNL American Realty Fund, Inc.)

                      INDEX TO UPDATED FINANCIAL STATEMENTS


                                                                                                        Page
                                                                                                        ----
Updated Condensed Financial Statements (unaudited):

   Condensed Balance Sheets as of March 31, 1998 and December 31, 1997

   Condensed Statements of Earnings for the quarters ended March 31, 1998 and 1997

   Condensed Statements of Stockholders' Equity for the quarter ended March 31, 1998 and the year ended December 31, 1997

   Condensed Statements of Cash Flows for the quarters ended March 31, 1998 and 1997

   Notes to Condensed Financial Statements for the quarters ended March 31, 1998 and 1997

                        CNL HOSPITALITY PROPERTIES, INC.
               (formerly known as CNL American Realty Fund, Inc.)
                            CONDENSED BALANCE SHEETS


                                             March 31,            December 31,
               ASSETS                          1998                   1997
                                            -----------            -----------

Cash and cash equivalents                   $13,445,934            $ 8,869,838
Certificates of deposit                       1,500,000                     -
Due from related party                               -                   7,500
Prepaid expenses                                 10,432                 11,179
Organization costs, less
  accumulated amortization of
  $1,833 and $833                                18,167                 19,167
Other assets                                    860,782                535,792
                                            -----------            -----------

                                            $15,835,315            $ 9,443,476
                                            ===========            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued
  expenses                                  $   210,816            $    16,305
Due to related parties                          134,034                193,254
                                            -----------            -----------
      Total liabilities                         344,850                209,559
                                            -----------            -----------

Commitment (Note 7)

Stockholders' equity:
  Preferred stock, without par
    value.  Authorized and unissued
    3,000,000 shares                                 -                      -
  Excess shares, $.01 par value per
    share.  Authorized and unissued
    63,000,000 shares                                -                      -
  Common stock, $.01 par value per
    share.  Authorized 60,000,000
    shares, issued and outstanding
    1,859,885 and 1,152,540,
    respectively                                 18,599                 11,525
  Capital in excess of par value             15,532,838              9,229,316
  Accumulated distributions in excess
    of net earnings                             (60,972)                (6,924)
                                            -----------            -----------
      Total stockholders' equity             15,490,465              9,233,917
                                            -----------            -----------

                                            $15,835,315            $ 9,443,476
                                            ===========            ===========




                       See accompanying notes to condensed
                              financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
               (formerly known as CNL American Realty Fund, Inc.)
                        CONDENSED STATEMENTS OF EARNINGS


                                                            Quarter Ended
                                                              March 31,
                                                  1998                 1997
                                               ----------           ---------

Revenues:
  Interest income                              $  139,153           $       -
                                               ----------           ---------

Expenses:
  General operating and administrative             85,393                   -
  Professional fees                                 5,452                   -
  Amortization                                      1,000                   -
                                               ----------           ---------
                                                   91,845                   -
                                               ----------           ---------

Net Earnings                                   $   47,308           $       -
                                               ==========           =========

Earnings Per Share of Common Stock
  (Basic and Diluted)                          $     0.03           $       -
                                               ==========           =========

Weighted Average Number of Shares of
  Common Stock Outstanding                      1,474,288                   -
                                               ==========           =========








                       See accompanying notes to condensed
                              financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
               (formerly known as CNL American Realty Fund, Inc.)
                  CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                        Quarter Ended March 31, 1998 and
                          Year Ended December 31, 1997


                                                                                   Accumulated
                                                                                  distributions
                                       Common stock             Capital in           in excess
                                    Number         Par          excess of             of net
                                  of shares       value         par value            earnings            Total
                                  ---------       -----         ---------            --------            -----
Balance at
  December 31, 1996                   20,000      $   200      $   199,800           $      -         $   200,000

Subscriptions
  received for
  common stock
  through public
  offering and
  distribution
  reinvestment
  plan                             1,132,540       11,325       11,314,077                  -          11,325,402

Stock issuance
  costs                                   -            -        (2,284,561)                 -          (2,284,561)

Net earnings                              -            -                -               22,852             22,852

Distributions
  declared and
  paid ($.05
  per share)                              -            -                -              (29,776)           (29,776)
                                  ----------      -------      -----------           ---------        -----------

Balance at
  December 31, 1997                1,152,540       11,525        9,229,316              (6,924)         9,233,917

Subscriptions
  received for
  common stock
  through public
  offering and
  distribution
  reinvestment
  plan                               707,345        7,074        7,066,377                  -           7,073,451

Stock issuance
  costs                                   -            -          (762,855)                 -            (762,855)

Net earnings                              -            -                -               47,308             47,308

Distributions
  declared and
  paid ($.075
  per share)                              -            -                -             (101,356)          (101,356)
                                  ----------      -------      -----------           ---------        -----------

Balance at
  March 31, 1998                   1,859,885      $18,599      $15,532,838           $ (60,972)       $15,490,465
                                  ==========      =======      ===========           =========        ===========




                       See accompanying notes to condensed
                              financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
               (formerly known as CNL American Realty Fund, Inc.)
                       CONDENSED STATEMENTS OF CASH FLOWS


                                                     Quarter Ended
                                                       March 31,
                                                1998                1997
                                             -----------         ----------

Increase (Decrease) in Cash and Cash
  Equivalents:

    Cash Flows from Operating
      Activities:
        Interest received                    $   139,153         $        -
        Cash paid for expenses                   (72,035)                 -
                                             -----------         ----------
            Net cash provided by
              operating activities                67,118                  -
                                             -----------         ----------

    Cash Flows From Investing
      Activities:
        Investment in certificates
          of deposit                          (1,500,000)                 -
        Increase in other assets                (313,391)                 -
                                             -----------         ----------
            Net cash used in
              investing activities            (1,813,391)                 -
                                             -----------         ----------

    Cash Flows From Financing
      Activities:
        Reimbursement of acquisition
          and stock issuance costs
          paid by related parties on
          behalf of the Company                  (90,634)                 -
        Subscriptions received from
          stockholders                         7,263,367                  -
        Distributions to stockholders           (101,356)                 -
        Payment of stock issuance
          costs                                 (749,008)                 -
                                             -----------         ----------
            Net cash provided by
              financing activities             6,322,369                  -
                                             -----------         ----------

Net Increase in Cash and Cash
  Equivalents                                  4,576,096                  -

Cash and Cash Equivalents at
  Beginning of Quarter                         8,869,838                  -
                                             -----------         ----------

Cash and Cash Equivalents at End
  of Quarter                                 $13,445,934         $        -
                                             ===========         ==========





                       See accompanying notes to condensed
                              financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
               (formerly known as CNL American Realty Fund, Inc.)
                 CONDENSED STATEMENTS OF CASH FLOWS - CONTINUED


                                                    Quarter Ended
                                                      March 31,
                                              1998                 1997
                                           -----------         -----------

Supplemental Schedule of Non-Cash
  Investing and Financing
  Activities:

    Related parties paid certain
      acquisition and stock
      issuance costs on behalf
      of the Company as follows:
        Acquisition costs                  $     6,685         $        -
        Stock issuance costs                   107,367              41,491
                                           -----------         -----------

                                           $   114,052         $    41,491
                                           ===========         ===========







                       See accompanying notes to condensed
                              financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
               (formerly known as CNL American Realty Fund, Inc.)
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                     Quarters Ended March 31, 1998 and 1997


1.       Organization and Nature of Business:

         CNL American Realty Fund, Inc. (the "Company") was organized in Maryland on June 12, 1996, primarily to acquire properties ("Properties") located across the United States to be leased on a long-term, triple-net basis. The Company intends to invest the proceeds from its public offering, after deducting offering expenses, in hotel Properties to be leased to operators of national and regional limited service, extended stay and full service hotel chains (the "Hotel
         Chains") and in restaurant Properties to be leased to operators of selected national and regional fast-food, family-style and casual dining restaurant chains (the "Restaurant Chains"). The Company may also provide mortgage financing (the "Mortgage Loans"). The Company also intends to offer furniture, fixture and equipment financing ("Secured Equipment Leases") to operators of Hotel Chains and Restaurant Chains.

2.       Basis of Presentation:

         The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. Operating results for the quarter ended March 31, 1998, may not be indicative of the results that may be expected for the year ending December 31, 1998. Amounts as of December 31, 1997, included in the financial statements, have been derived from audited financial statements as of that date.

         These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1997.

         The Company was a development stage enterprise from June 12, 1996 through October 15, 1997. Since operations had not begun, activities through October 15, 1997, were devoted to organization of the Company.

                        CNL HOSPITALITY PROPERTIES, INC.
               (formerly known as CNL American Realty Fund, Inc.)
               NOTES TO CONDENSED FINANCIAL STATEMENTS - CONTINUED
                     Quarters Ended March 31, 1998 and 1997


2.       Basis of Presentation - Continued:

         Effective, January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement requires the reporting of net earnings and all other changes to equity during the period, except those resulting from investments by owners and distributions to owners, in a separate statement that begins with net earnings. Currently the Company's only component of comprehensive income is net earnings.

3.       Other Assets:

         Other assets at March 31, 1998 and December 31, 1997, of $860,782 and $535,792, respectively, consisted of acquisition fees and miscellaneous acquisition expenses to be allocated to future Properties.

4.       Stock Issuance Costs:

         The Company has incurred certain expenses of its offering of shares, including commissions, marketing support and due diligence expense reimbursement fees, filing fees, legal, accounting, printing and escrow fees, which have been deducted from the gross proceeds of the offering. Preliminary costs incurred prior to raising capital were advanced by an affiliate of the Company, CNL Real Estate Advisors, Inc. (the "Advisor"). The Advisor has agreed to pay all organizational and offering expenses (excluding commissions and marketing support and due diligence expense reimbursement fees) which exceed three percent of the gross offering proceeds received from the sale of shares of the Company.

         During the quarter ended March 31, 1998 and the year ended December 31, 1997, the Company incurred $762,855 and $2,304,561, respectively, in organizational and offering costs, including $565,876 and $906,032, respectively, in commissions and marketing support and due diligence expense reimbursement fees (see Note 6). Of these amounts $762,855 and $2,284,561, respectively, have been treated as stock issuance costs and $20,000 have been treated as organization costs. The stock issuance costs have been charged to stockholders' equity subject to the three percent cap described above.

                        CNL HOSPITALITY PROPERTIES, INC.
               (formerly known as CNL American Realty Fund, Inc.)
               NOTES TO CONDENSED FINANCIAL STATEMENTS - CONTINUED
                     Quarters Ended March 31, 1998 and 1997


5.       Distributions:

         For the quarter ended March 31, 1998, 100 percent of the distributions paid to stockholders were considered ordinary income. No amounts distributed to the stockholders for the quarter ended March 31, 1998 are required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders' return on their invested capital. The characterization for tax purposes of distributions declared for the quarter ended March 31, 1998 may not be indicative of the results that may be expected for the year ending December 31, 1998.

6.       Related Party Transactions:

         During the quarter ended March 31, 1998, the Company incurred $530,509 in selling commissions due to CNL Securities Corp. for services in connection with the offering of shares. A substantial portion of this amount ($495,216) was or will be paid by CNL Securities Corp. as commissions to other broker dealers.

         In addition, CNL Securities Corp. is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of shares, a portion of which may be reallowed to other broker-dealers. During the quarter ended March 31, 1998, the Company incurred $35,367 of such fees, the majority of which were reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid.

         The Advisor is entitled to receive acquisition fees for services in finding, negotiating the leases of and acquiring Properties on behalf of the Company equal to 4.5% of gross proceeds, loan proceeds from permanent financing and amounts outstanding on the line of credit, if any, at the time of listing, but excluding that portion of the permanent financing used to finance Secured Equipment Leases. During the quarter ended March 31, 1998, the Company incurred $318,305 of such fees. Such fees are included in other assets at March 31, 1998.

                        CNL HOSPITALITY PROPERTIES, INC.
               (formerly known as CNL American Realty Fund, Inc.)
               NOTES TO CONDENSED FINANCIAL STATEMENTS - CONTINUED
                     Quarters Ended March 31, 1998 and 1997


6.       Related Party Transactions - Continued:

         The Advisor and its affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offering of shares), on a day-to-day basis. The expenses incurred for these services were classified as follows for the quarters ended March 31:

                                                      1998            1997
                                                    --------        --------

                  Deferred offering costs           $     -         $  8,805
                  Stock issuance costs                89,000              -
                  General operating and
                    administrative expenses           40,650              -
                                                    --------        --------

                                                    $129,650        $  8,805
                                                    ========        ========

         The amounts due to related parties consisted of the following at:

                                                    March 31,      December 31,
                                                      1998             1997
                                                    ---------      ------------

                  Due to CNL Securities Corp.:
                    Commissions                     $ 11,156         $100,709
                    Marketing support and due
                      diligence expense reim-
                      bursement fee                      996            7,268
                                                    --------         --------
                                                      12,152          107,977
                                                    --------         --------

                  Due to CNL Real Estate
                    Advisors, Inc.:
                      Expenditures incurred for
                        organizational and
                        offering expenses on
                        behalf of the Company         44,164           21,729
                      Accounting and
                        administrative services       26,630           17,376
                      Acquisition fees                51,088           46,172
                                                    --------         --------
                                                     121,882           85,277
                                                    --------         --------

                                                    $134,034         $193,254
                                                    ========         ========

                        CNL HOSPITALITY PROPERTIES, INC.
               (formerly known as CNL American Realty Fund, Inc.)
               NOTES TO CONDENSED FINANCIAL STATEMENTS - CONTINUED
                     Quarters Ended March 31, 1998 and 1997


7.       Commitment:

         The Company has received a commitment letter from a bank for an initial $30,000,000 revolving line of credit to be used by the Company to acquire or construct hotels. The commitment letter provides that the term of the line of credit shall be five years with an annual review to be performed by the bank to indicate that there has been no substantial deterioration, in the bank's reasonable opinion, of the credit quality, and each loan made under the line will be payable interest only, monthly, for a period not to exceed five years. Advances under the line of credit will bear interest at competitive rates. Each loan made under the line of credit will be secured by the assignment of rents and leases. In addition, the commitment provides that the Company will not be able to further encumber the applicable hotel Property during the term of the loan without the bank's consent. As of May 1, 1998, the documents relating to the line of credit had not been executed.

8.       Subsequent Events:

         During the  period  April 1, 1998  through  May 1,  1998,  the  Company
         received   subscription  proceeds  for  an  additional  252,270  shares
         ($2,522,700) of common stock.

         On April 1, 1998 and May 1, 1998, the Company declared distributions totalling $46,668 and $52,804, respectively, or $.025 per share of common stock, payable in June 1998, to stockholders of record on April 1, 1998 and May 1, 1998, respectively.